Filed pursuant to Rule 424(b)(3)
Registration No. 333-114107

PROSPECTUS SUPPLEMENT NO. 10

(TO PROSPECTUS DATED JULY 1, 2004)

$1,200,000,000

Floating Rate Convertible Senior Debentures Due 2023

        This prospectus supplement relates to resales by selling security holders of our Floating Rate Convertible Senior Debentures Due 2023 and our common stock issuable upon conversion of the debentures.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 1, 2004 and the prospectus supplements dated August 2, 2004, August 25, 2004, September 29, 2004, December 8, 2004, March 30, 2005, May 25, 2005, July 13, 2005, August 18, 2005 and September 12, 2005.

        INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to security holders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to security holders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

NAME OF SELLING SECURITY HOLDER(1)	PRINCIPAL AMOUNT OF DEBENTURES BENEFICIALLY OWNED AND OFFERED HEREBY	PERCENTAGE OF OUTSTANDING DEBENTURES BENEFICIALLY OWNED PRIOR TO OFFERING	SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES AND AVAILABLE FOR RESALE HEREBY(2)	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING(3)	PRINCIPAL AMOUNT OF DEBENTURES BENEFICIALLY OWNED AFTER COMPLETION OF THE OFFERING	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER COMPLETION OF THE OFFERING
UBS AG London	$35,000,000	2.92%	13,565,895	$13,565,895	*	0	0
De Putron Fund Management	$15,000,000	1.25%	581,395	581,395	*	0	0

*
Less than 1% of total outstanding common stock.

(1)
Information about other selling security holders will be set forth in prospectus supplements, if required. Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any other such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(2)
Assumes conversion of all of the holder's debentures at a maximum conversion rate of 38.7597 shares per $1,000 principal amount. Fractions of a share are not included for the purposes of this calculation. The debentures were designed so that holders may at any time prior to maturity convert them into shares of our common stock at a conversion rate that will vary until September 15, 2008, depending on the applicable stock price, as described under "Description of the Debentures—Conversion rights" in the prospectus. In addition, the conversion price will also be subject to adjustment as described under "Description of the Debentures—Conversion rate adjustments" in the prospectus. As a result, the amount of common stock issuable upon conversion of the debentures is likely to increase or decrease in the future.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 1,945,607,494 shares of common stock outstanding as of September 30, 2004.

Date of this prospectus is December 16, 2005